Exhibit 99.1

                   Build-A-Bear Workshop, Inc. Reports Strong
         Sales and Earnings Growth in the Third Quarter of Fiscal 2004

     ST. LOUIS--(BUSINESS WIRE)--Nov. 9, 2004-Build-A-Bear Workshop, Inc. (NYSE:
BBW):

     -- Third quarter total revenues grew 38.7%; comparable store sales grew 18.8%

     -- Company reports net income of $3.6 million for the third quarter, including stock-based compensation expense of $0.4 million net of tax

     -- Diluted EPS were $0.19, including stock-based compensation expense of $0.02 per share, compared to $0.03 in the year ago period

     Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that total revenues for the fiscal 2004 third quarter, the 13 week period ending October 2, 2004, were $66.5 million, up 38.7% compared to $48.0 million in the prior year's third quarter. Net income was $3.6 million for the third quarter, compared to $0.9 million for last year's third quarter.
     Diluted earnings per share (EPS) were $0.19 for the fiscal 2004 third quarter compared to $0.03 for last year's third quarter. Fiscal 2004 third quarter results include a non-cash, stock-based compensation expense of $0.5 million pre-tax ($0.4 million net of tax or $0.02 per share).
     "We are very pleased with our third quarter performance," said Maxine Clark, Build-A-Bear Workshop's chairman and chief executive bear. "We believe our results reflect the success of our brand building efforts, excellent performance by our store associates, and the fundamental strength of our store economic model."
     For the thirty-nine weeks ended October 2, 2004, the company reported net income of $13.8 million or $0.76 per diluted share, on total revenues of $202.2 million, compared to net income of $2.7 million, or $0.09 per diluted share, on total revenues of $140.5 million for the thirty-nine week period ended September 27, 2003. For the fiscal 2004 thirty-nine week period comparable store sales increased 15.6%.
     During the fiscal 2004 third quarter, and included as a component of selling, general and administrative expenses, the company recognized a non-cash, stock-based compensation expense of $0.5 million ($0.4 million net of tax or $0.02 per diluted share). The expense relates to stock options granted during the first half of 2004 at $8.78 per share, which an independent appraisal had determined was a fair value at the time. Subsequently, it was determined that the fair value of the underlying common stock should have been $15.00 per share. Accordingly, a $1.9 million pre-tax total stock-based compensation expense will be recorded over the vesting period of the options. As a result of the initial public offering, all of these option grants became fully vested. The company will record the balance of this expense or $1.4 million pre tax ($1.0 million net of tax or $0.05 per diluted share), in the fourth quarter of fiscal 2004.
     During the third quarter, the company opened seven new Build-A-Bear Workshop retail stores in the United States and Canada, as compared with opening 20 stores during the same period last year. Through the first nine months of fiscal 2004, the company opened 15 stores and closed one store increasing total square footage to 497,385 as compared with opening 36 stores and closing one store during the same period last year.
     Fiscal 2004 third quarter total revenues include net retail sales of $66.2 million, an increase of $18.3 million or 38.2% compared to last year's third quarter. Net retail sales growth was primarily driven by comparable store sales growth of 18.8% and the addition of new stores opened during the past twelve months. Third quarter total revenues also include revenues from international franchise fees totaling $0.2 million, up $0.1 million compared to last year's third quarter, and licensing revenue totaling $0.1 million.
     Third quarter net income growth of $2.7 million, compared to the year ago third quarter, resulted primarily from increased revenues and improved leverage on costs and expenses. Gross margin percent improved 4.7% in this year's third quarter as compared to the fiscal 2003 third quarter. Selling, general and administrative expense as a percent of total revenues increased 0.6% in this year's third quarter as compared to the year ago quarter, as a result of a non-cash, stock-based compensation expense of $0.5 million pre-tax. Store pre-opening expenses declined $0.6 million in the third quarter compared to the year ago quarter due to fewer new store openings.
     As previously announced, Build-A-Bear Workshop priced its initial public offering of 8,604,300 shares of common stock on October 27, 2004 at $20.00 per share, consisting of 1,500,000 shares from the company and 7,104,300 shares from selling stockholders, and included shares covered by the underwriters' over-allotment option. The offering closed on November 2, 2004. Following the offering, and the mandatory conversion of all preferred stock into common stock, 19,551,651 shares of common stock were outstanding. The company received net proceeds of $25.7 million from the offering.
     Build-A-Bear Workshop began trading on October 28, 2004. The company is still in its 'quiet period' following the initial public offering and, as a result, is not able to provide forward guidance in this press release. The quiet period extends until November 22, 2004. In the future, the company expects to report sales, including comparable store sales, on a quarterly basis.

     Other News

     During the fourth quarter, the company expects to continue with its planned increased spending on its integrated marketing program. With the opening of six new stores in the fourth quarter, Build-A-Bear Workshop has accomplished its planned store openings for the year in the United States and Canada. These new stores bring the total number of Build-A-Bear Workshop stores in the United States to 165 and in Canada to five. During the fourth quarter, the company plans to open its first two Friends 2B Made(R) stores, a new interactive retail concept focused on the doll making experience. Also in the fourth quarter, the company plans to open a temporary holiday store in Rockefeller Center in New York City. Planned international franchise store openings during the fourth quarter include two stores in Australia, one store in Japan and two stores in the United Kingdom.
     In October, the company signed a franchise agreement to open Build-A-Bear Workshop stores in Sweden. This agreement brings the total number of international countries with franchise agreements to eight. Those countries include the United Kingdom, Japan, Denmark, Australia, South Korea, France, Republic of China (Taiwan) and Sweden.

     Today's Conference Call Webcast

     Today, at 10:00 a.m. Eastern Time, Build-A-Bear Workshop, will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2004 third-quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until our next quarterly conference call.

     About Build-A-Bear Workshop, Inc.

     Build-A-Bear Workshop is the leading and only national, company providing a "make your own stuffed animal" interactive retail-entertainment experience. As of November 5, 2004, the company operated 170 stores in 40 states and Canada and had ten franchised stores internationally, all under the Build-A-Bear Workshop brand. Build-A-Bear Workshop is headquartered in St. Louis, Missouri. For more information about our company and its products call (888) 560-BEAR (2327).

     Forward-Looking Statements

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, company financial performance, sales growth, new store openings, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our final prospectus dated October 28, 2004 under the caption "Risk Factors" and the following: (1) we may be unable to maintain our current comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
(3) we may be unable open new stores to effectively manage our growth;
(4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; (7) general economic conditions may decrease, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors;
(9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms, or may violate the terms of our current leases; (16) we may experience failures in our communications or information systems; (17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations.
     These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)

                                        13 weeks ended
                       -----------------------------------------------

                       Sept. 27,  % of Total    Oct. 2,    % of Total
                         2003     Revenues(1)    2004      Revenues(1)
                       --------- ------------- ---------- ------------
Revenues:
 Net retail sales      $ 47,904         99.9%  $  66,214         99.6%
 Franchise fees              59          0.1         191          0.3
 Licensing revenue           --          0.0         102          0.2
                       --------- ------------  ---------- ------------
    Total revenues       47,963        100.0      66,507        100.0
                       --------- ------------  ---------- ------------
Costs and expenses:
 Costs of merchandise
  sold                   27,479         57.4      34,906         52.7
 Selling, general, and
  administrative         17,846         37.2      25,145         37.8
 Store preopening         1,211          2.5         576          0.9
 Interest expense             1          0.0          --          0.0
 Interest income             (8)         0.0         (72)        (0.1)
                       --------- ------------  ---------- ------------
    Total costs and
     expenses            46,529         97.0      60,555         91.1
                       --------- ------------  ---------- ------------
    Income before
    income taxes          1,434          3.0       5,952          8.9
Income tax expense          559          1.2       2,383          3.6
                       --------- ------------  ---------- ------------
    Net income              875          1.8       3,569          5.4
Cumulative dividends
 and accretion of
 redeemable preferred
  stock                     493                      152
Cumulative dividends
 of nonredeemable
 preferred stock            114                       35
                       ---------               ----------
    Net income
     available to
     common and
     participating
     preferred
     stockholders      $    268                $   3,382
                       =========               ==========

Net income allocated
 to common
 stockholders          $      6                $     143
                       =========               ==========

Net income allocated
 to participating
 preferred
  stockholders         $    262                $   3,239
                       =========               ==========

Earnings per share:
  Basic                $   0.03                $    0.34
  Diluted              $   0.03                $    0.19
Shares used in
 computing per
 share amounts:
  Basic                 217,519                  419,156
  Diluted             9,365,119               18,528,825

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)

                                       39 weeks ended
                       -----------------------------------------------

                       Sept. 27,  % of Total    Oct. 2,    % of Total
                         2003     Revenue(1)     2004      Revenue(1)
                       --------- ------------  ---------- ------------
Revenues:
 Net retail sales      $140,392         99.9%  $ 201,633         99.7%
 Franchise fees             155          0.1         498          0.2
 Licensing revenue           --          0.0         102          0.1
                       --------- ------------  ---------- ------------
    Total revenues      140,547        100.0     202,233        100.0
                       --------- ------------  ---------- ------------
Costs and expenses:
 Costs of merchandise
  sold                   79,408         56.6     105,052         52.1
 Selling, general, and
  administrative         53,930         38.4      73,777         36.5
 Store preopening         2,702          1.9       1,156          0.6
 Interest expense             1          0.0          --          0.0
 Interest income            (62)         0.0        (170)        (0.1)
                       --------- ------------  ---------- ------------
    Total costs and
     expenses           135,979         96.7     179,815         88.9
                       --------- ------------  ---------- ------------
    Income before
    income taxes          4,568          3.3      22,418         11.1
Income tax expense        1,844          1.3       8,640          4.3
                       --------- ------------  ---------- ------------
    Net income            2,724          1.9      13,778          6.8
Cumulative dividends
 and accretion of
 redeemable preferred
  stock                   1,478                    1,137
Cumulative dividends
 of nonredeemable
 preferred stock            342                      263
                       ---------               ----------
    Net income
     available to
     common and
     participating
     preferred
     stockholders      $    904                $  12,378
                       =========               ==========

Net income allocated
 to common
 stockholders          $     20                $     415
                       =========               ==========

Net income allocated
 to participating
 preferred
 stockholders         $     884               $   11,963
                       =========               ==========

Earnings per share:
  Basic               $    0.09               $     1.26
  Diluted             $    0.09               $     0.76
Shares used in
 computing per
 share amounts:
  Basic                 217,519                  329,560
  Diluted             9,365,119               18,099,867

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
               (Dollars in thousands, except share data)

                                                January 3,  October 2,
                    Assets                        2004        2004
                                                ----------  ----------

Current assets:
 Cash and cash equivalents                     $   20,601  $   15,745
 Inventories                                       22,573      29,435
 Receivable for tenant allowances                   1,678       2,028
 Prepaid expenses and other                         7,261       9,527
                                                ----------  ----------
    Total current assets                           52,113      56,735
Property and equipment, net                        56,358      56,211
Other assets, net                                   3,493       3,580
                                                ----------  ----------
                                               $  111,964  $  116,526
                                                ==========  ==========
     Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                              $   22,187  $   17,896
 Accrued expenses                                   9,769      13,991
 Other liabilities                                 12,433      12,485
                                                ----------  ----------
    Total current liabilities                      44,389      44,372
                                                ----------  ----------
Deferred revenue                                    1,957       2,152
Other liabilities                                     877         768
Deferred tax liabilities                            5,312       5,573
Preferred stock, par value $0.01. Authorized
 25,000,000 and 25,000,000 and shares at
 January 3, 2004, and October 2, 2004,
 respectively; issuable in series:
 Redeemable preferred stock, at redemption
  price:
    Class A convertible, issued and outstanding
     1,061,986 shares (liquidation value of
     $7,575 and $7,820 at January 3, 2004 and
     October 2, 2004, respectively)                 7,532       7,782
    Class B convertible, issued and outstanding
     1,604,680 shares (liquidation value of
     $6,000 at January 3, 2004 and October 2,
     2004)                                          5,958       5,972
    Class D convertible, issued and outstanding
     3,467,337 shares (liquidation value of
     $24,471 and $25,332 at January 3, 2004 and
     October 2, 2004, respectively)                24,400      25,278
                                                ----------  ----------
                                                   37,890      39,032
                                                ----------  ----------
Stockholders' equity:
 Preferred stock, par value $0.01. Authorized
  25,000,000 and 25,000,000 shares at January
  3, 2004 and October 2, 2004, respectively;
  issuable in series:
   Nonredeemable preferred stock, at par value:
    Class A convertible, issued and outstanding
     2,444,966 shares                                  24          24
    Class B convertible, issued and outstanding
     2,039,427 shares                                  20          20
    Class C convertible, issued and outstanding
     4,998,089 shares                                  50          50
 Common stock, par value $0.01. Authorized
  25,000,000 and 25,000,000 shares at January
  3, 2004 and October 2, 2004, respectively;
  issued and outstanding 533,316 and 734,953
  shares at January 3, 2004, and October 2,
  2004, respectively                                    5           7
 Additional paid-in capital                        10,918      12,831
 Retained earnings                                 12,343      14,979
 Notes Receivable                                  (1,821)     (1,892)
 Unearned compensation                                 --      (1,390)
                                                ----------  ----------
    Total stockholders' equity                     21,539      24,629
                                                ----------  ----------
                                               $  111,964  $  116,526
                                                ==========  ==========


                   Selected Financial and Store Data
            (Dollars in thousands, except square foot data)

                                   13 weeks ended     39 weeks ended
                                 ------------------ ------------------
                                 Sept. 27,  Oct. 2  Sept. 27, Oct. 2,
                                   2003     2004      2003     2004
                                 --------- -------- --------- --------

Other financial data:
  Gross margin ($) (1)          $  20,425   31,308 $  60,984   96,581
  Gross Margin (%) (1)              42.6%    47.3%     43.4%    47.9%
  Capital expenditures (2)      $   5,000    4,324 $  15,338    8,762
  Depreciation and amortization $   2,794    3,111 $   7,733    9,141

Store data (3):
  Number of stores at end of
   period                             143      164       143      164

  Store square footage            443,152  497,385   443,152  497,385

  Comparable store sales change
   (%) (4)                        (19.0)%    18.8%   (17.4)%    15.6%


(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2) Capital expenditures consists of leasehold improvements, net of tenant allowances received from landlords, furniture and fixtures and computer equipment and software purchases.

(3) Excludes our webstore and seasonal and event-based locations.

(4) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.



     CONTACT: Build-A-Bear Workshop, Inc.
             Investors and Analysts:
             Molly Salky, 314-423-8000 x5353
             invest@buildabear.com
             or
             Media:
             Jill Saunders, 314-423-8000x5293
             jills@buildabear.com